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                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934



Filed by the Registrant                              [ ]

Filed by a party other than the Registrant           [X]

         Check the appropriate box:

         [ ]      Preliminary Proxy Statement

         [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

         [ ]      Definitive Proxy Statement

         [ ]      Definitive Additional Materials

         [X]      Soliciting Material Pursuant to Section 240.14a-12



                              THE INDIA FUND, INC.
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                (Name of Registrant as Specified In Its Charter)


                             LAXEY PARTNERS LIMITED
                         THE VALUE CATALYST FUND LIMITED
                            LAXEY UNIVERSAL VALUE LP
                                LP VALUE LIMITED
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    (Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

         [X]      No fee required.

         [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

                  (1) Title of each class of securities to which transaction applies:

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                  (2)      Aggregate number of securities to which transaction
                           applies:

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                  (3)      Per unit price or other underlying value of
                           transaction computed pursuant to Exchange Act Rule 0-11:

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                  (4)      Proposed maximum aggregate value of transaction:

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                  (5)      Total fee paid:

         [ ]      Fee paid previously with preliminary materials:

         [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

                  o        Amount Previously Paid:

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                  o        Form, Schedule or Registration Statement No.:

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                  o        Filing Party:

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                  o        Date Filed:

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                               ------------------
                               LAXEY PARTNERS LTD
                               ------------------

         Stanley House o 7-9 Market Hill o Douglas o Isle of Man IM1 2BF
                       Tel. 01624 690900 Fax. 01624 690901

            AN IMPORTANT MESSAGE TO THE INDIA FUND, INC. STOCKHOLDERS



                                                     March 17, 2003

Dear Fellow Stockholder:


         We are the manager of The Value Catalyst Fund Limited, Laxey Universal Value LP and LP Value Limited and, through such entities and unaffiliated third party discretionary accounts, we are a sizable beneficial owner of shares of the Fund. We believe that our share ownership directly aligns our interests with those of a majority of the Fund's stockholders.

         Laxey Partners Limited is seeking your support in voting (i) AGAINST the Fund's director nominees, (ii) AGAINST the approval of a new management agreement between Advantage Advisers, Inc. and the Fund (the "New Management Agreement"), (iii) AGAINST the approval of a new country agreement between Advantage Advisers, Inc. and Imperial Investment Advisers Private Limited (the "New Country Agreement"), and (iv) AGAINST the approval of a fundamental policy to adopt an interval fund structure, as proposed by the Fund's Board of Directors. We intend to solicit proxies from at least a majority of the outstanding shares AGAINST the Fund's proposals at the Fund's 2003 Annual Meeting of Stockholders.

         We believe that the Fund should explore a variety of strategic alternatives designed to provide all stockholders, regardless of size, with regular opportunities to realize at least 98% of net asset value ("NAV") for their shares. We believe the Fund's actions to date are insufficient to meaningfully maximize opportunities for stockholders of the Fund to realize 98% of NAV for their shares on a regular basis.

THE FUND'S PROPOSED INTERVAL REPURCHASE STRUCTURE IS TOO VAGUE TO BE TRULY EFFECTIVE IN MAXIMIZING STOCKHOLDER VALUE

         On February 4, 2003, the Fund announced its intention to adopt an interval fund structure. According to the Fund's proposed program, the Fund would commit to at least two repurchase offers each fiscal year and each repurchase offer would be for amounts between 5% to 25% of the Fund's outstanding shares, at the Board's discretion, at a then-undetermined price. We believed that the Fund's proposed repurchase structure lacked the requisite specificity and level of commitment necessary to guarantee a full, fair price to holders who sell their Fund shares. We have been involved in other closed-end country funds that promised similar repurchase structures and, once approved by their stockholders, those funds reduced or eliminated the repurchase commitment. Given our experience, we determined that we could not approve the Fund's proposed repurchase structure without a commitment by the Fund to provide real value to the Fund's stockholders. We believe that the Fund's proposal was too vague to provide any meaningful value.






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Licensed to conduct Investment Business by the Isle of Man Financial Supervision
                                   Commission
    Directors: Colin Kingsnorth; Andrew Leasor; Andrew Pegge; Michael Haxby;
                               Christopher Bruce
                           Registered Number: 93741C
--------------------------------------------------------------------------------


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The India Fund, Inc.
March 17, 2003
Page 2


         On February 19, 2003, we wrote to the Fund confirming our belief that stockholders' interests would be better served by having at least four repurchase offers annually; that each repurchase offer should be for a minimum of 25% of the Fund's outstanding securities; and that each such offer be at not less than 98% of NAV. Subsequent to our letter and a follow-up conversation with the Board, the Fund agreed to change the interval structure such that each repurchase offer would be not less than 98% of NAV, but refused to commit to any increased frequency or further specificity to its proposed repurchase structure. Without a higher level of specificity and commitment in the interval repurchase program, we do not believe that the current Board will apply the Fund's program in any such manner to create a meaningful improvement in stockholder value or liquidity.

         We are concerned that, as we have experienced in other similar investments, actual repurchases will be at or near the minimum levels permitted by the structure proposed by the Fund and that, therefore, the proposed structure will not provide adequate protection for the Fund's stockholders or meaningfully address the persistent deep discount from NAV, which has been as high as 40% over the past three years. Laxey therefore believes that stockholder interests would be best served if the Fund's stockholders voted AGAINST the Fund's proposed interval fund structure. This would send a clear message to the Board that the stockholders desire the adoption of a more effective mechanism that would provide true stockholder value and liquidity.

THE FUND'S CURRENT BOARD OF DIRECTORS AND ITS ADVISORS HAVE NOT BEEN EFFECTIVE IN ADDRESSING THE CONCERNS OF STOCKHOLDERS

         Laxey also intends to solicit proxies AGAINST the Fund's director nominees, AGAINST the New Management Agreement and AGAINST the New Country Agreement because Laxey believes that the Board and Advantage Advisers, Inc. have not been effective in seeking to reduce the discount from NAV of the shares of the Fund. Perhaps we are too cynical, but we suspect that the repurchase program was introduced as a result of the need to approve the New Management Agreement and the New Country Agreement. After the vote, the Board could determine to keep the program running at minimal levels, which would not provide the stockholders with any true value or liquidity. Therefore, we would vote against these measures until the Fund demonstrates a real commitment to provide stockholder value and liquidity than is set forth in the currently proposed repurchase program. Laxey would further encourage the Fund to not only propose a revised interval repurchase program but also solicit competitive proposals for a new investment advisor and to hire an independent investment manager who would be committed to exploring methods to offer stockholders at least 98% of NAV for their shares on a regular basis. We have discussed with the Fund and its advisors how this might be achieved and the response has been unsatisfactory. Moreover, the Fund's current repurchase proposal merely reinforces our belief that the directors are not serious about addressing the legitimate wishes of a majority of the Fund's stockholders. The Board's actions demonstrate just how critical it is to elect directors dedicated to serving stockholder's interests.

         We believe that the stockholders of the Fund wish to have the opportunity to be able to receive at least 98% of NAV for their shares on a regular basis. Our interests are aligned with yours - to maximize stockholder value and liquidity. We therefore urge stockholders to vote


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The India Fund, Inc.
March 17, 2003
Page 2

AGAINST the Fund's proposals and send the Fund a strong message that you want the Fund to commit to providing regular opportunities to maximize value and seek liquidity for your shares.

                                                     Sincerely yours,

                                                     LAXEY PARTNERS LIMITED

                                                          /s/ Andrew Pegge
                                                     --------------------------
                                                     Name:  Andrew Pegge
                                                     Title: Director








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                              SECURITIES LAW LEGEND

         LAXEY IS NOT SOLICITING PROXIES AT THIS TIME. A PROXY STATEMENT DESCRIBING LAXEY'S SOLICITATION OF PROXIES TO VOTE AGAINST THE FUND'S PROPOSALS IS CURRENTLY BEING PREPARED. LAXEY WILL CAUSE THE PROXY STATEMENT AND THE RELATED FORM OF PROXY TO BE MAILED TO YOU, WHEN COMPLETED. YOU SHOULD READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE TO OBTAIN INFORMATION ABOUT LAXEY, ITS MANAGED FUNDS, ITS OFFICERS AND DIRECTORS. A COPY OF THE PROXY STATEMENT AND OTHER RELATED DOCUMENTS PREPARED BY OR ON BEHALF OF LAXEY AND FILED WITH THE SEC WILL BE AVAILABLE FOR FREE, EITHER AT THE WEBSITE OF THE SEC (http://www.sec.gov) OR FROM LAXEY BY WRITING TO: LAXEY PARTNERS LIMITED, STANLEY HOUSE, 7-9 MARKET HILL, DOUGLAS, ISLE OF MAN IM1 2BF, 011 44 1624 629365, ATTENTION: DIRECTOR.





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                             PARTICIPANT INFORMATION

         The name, address and the number of shares of common stock beneficially owned for each soliciting participant is as follows:

The Value Catalyst Fund Limited, a Cayman Islands company ("Catalyst"):

Catalyst is a private investment company formed in May 2000 and created to allow investors to take advantage of investment opportunities in closed-end funds and similar investment entities. The address of Catalyst's principal business and principal office is P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies. As of March 14, 2003, Catalyst is the beneficial owner of 150,000 shares of the Fund.

LP Value Limited, a British Virgin Islands company ("LPV"):

Formed in October 2001, LPV is an investment international business company established incorporated in the British Virgin Islands for institutional investors. LPV is managed by Laxey Partners Limited. The address of LPV's principal business and principal office is First Floor, Samuel Harris House, 5-11 St. George's St., Douglas, Isle of Man. As of the March 14, 2003, LPV is the beneficial owner of 160,500 shares of the Fund.

Laxey Universal Value Limited, a Delaware limited partnership ("LUV"):

LUV is a Delaware limited partnership organized on February 28, 2002 to provide the partners with an absolute return through capital appreciation with an emphasis on structural arbitrage. The general partner of LUV is Laxey Partners GP(2) Limited, a company established in the British Virgin Islands in February 2002 and wholly-owned subsidiary of Laxey, the investment manager of LUV. The address of LUV's principal business and principal office is c/o BoE International Fund Services Limited, Samuel Harris House, St. George's Street, Douglas, Isle of Man IM99 1EZ, British Isles. As of March 14, 2003, LUV is the beneficial owner of 100,000 shares of the Fund.

Laxey Partners Limited, an Isle of Man company ("Laxey"):

Formed in November 1998, Laxey is a global active value fund manager specializing in arbitrage-led investment. Laxey is the investment manager for VCF, LPV and LUV, subject to the overall control of the directors of such entities. The address of Laxey's principal business and principal office is Stanley House, 7-9 Market Hill, Douglas, Isle of Man IM1 2BF. Their telephone number is 01624-690-900. As of March 14, 2003, Laxey, through its management of VCF, LPV and LUV and, through such private investment entities and unaffiliated third party discretionary accounts, is the beneficial owner of 500,500 shares of the Fund.



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Colin Kingsnorth, a British citizen ("Kingsnorth"); and Andrew Pegge, a British citizen ("Pegge" and, collectively with Catalyst, LPV, LUV, Laxey, and Kingsnorth, the "Stockholders"):

Each of Messrs. Kingsnorth and Pegge own one half of the outstanding equity of Laxey. Kingsnorth's principal occupation is that of portfolio manager and director of Laxey. His business address is 28 Chelsea Wharf, Lots Road, London, SW10 0QJ, United Kingdom. Pegge's principal occupation is also that of portfolio manager and director of Laxey and his business address is Stanley House, 7-9 Market Hill, Douglas, Isle of Man, IM1 2BF, United Kingdom. Their telephone numbers are +44-0207-349-5566 and +44-0162-469-0900, respectively. As of March
14, 2003, each of Messrs. Kingsnorth and Pegge is the beneficial owner of 500,500 shares of the Fund.










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